UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 8-K



                             CURRENT REPORT
 Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported) August 14, 1998


                           PREMIS CORPORATION
         (Exact name of registrant as specified in its charter)



                               MINNESOTA
             (State or other jurisdiction of incorporation)


        0-12196                                41-1424202
(Commission File Number)           (IRS Employer Identification No.)



            13220 County Road 6, Plymouth, Minnesota  55441
                 (Address of principal executive office)

                             (612) 550-1999
                      (Issuer's telephone number)


Item 5.     OTHER EVENTS.

Effective August 3, 1998 PREMIS Corporation entered into a $6.5 million Software License Agreement (the "Agreement") with NCR Corporation ("NCR") to provide its OpenStore software in support of the United States Postal Service's POS ONE program. The Agreement supersedes the Company's current POS ONE sub-contract with NCR and relieves the Company from all existing and future obligations under the current sub-contract.

Under the terms of the Agreement a one-time software license fee will be paid to the Company by NCR in two installments of $3,250,000. The first license fee installment from NCR is due within 10 days of conditional acceptance of the POS ONE application software. For the purpose of the Agreement, conditional acceptance is deemed to occur as of NCR's receipt of the Postal Service's written authorization to begin Stage I production deployment. Stage I deployment is expected to begin in the third quarter of calendar year 1998. The second installment is payable no later than June 1, 1999, and is contingent upon NCR's receipt of an order for Stage II application software as part of the POS ONE program, which includes PREMIS OpenStore. The $6,500,000 one-time license fee exceeds the amount anticipated under the former sub-contract for the POS ONE program. The former sub-contract called for a payment of approximately $2.2 million upon the USPS's final acceptance of the application software for Stage I.

The Agreement grants NCR a perpetual worldwide license in the OpenStore software for use only by the USPS and other postal customers. Other postal customers includes any postal service of a foreign country, as well as UPS, Federal Express, DHL, Mail Boxes Etc., Emory and any other companies in competition with the foregoing companies in the market of carrying mail or cargo. For five years from the effective date of the Agreement, NCR's rights shall be exclusive as against both the Company and any third party with respect to sublicensing the OpenStore product to Postal Customers. After the five year period the Company may license the OpenStore software to the postal services of any foreign country for use outside the United States subject to certain restrictions as defined in the Agreement.

The foregoing description is only a summary and is qualified in its entirety to the Software License Agreement dated as of August 3, 1998.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plymouth, State of Minnesota, on August 14, 1998.


	/S/ Richard R. Peterson
	Richard R. Peterson
	Chief Financial Officer